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                                                                    EXHIBIT 99.1

Press Release Source: Henry Bros. Electronics, Inc.

                   HENRY BROS. ELECTRONICS ANNOUNCES ADDITION
                              TO BOARD OF DIRECTORS

SADDLE BROOK, N.J., December 16, 2005 - Henry Bros. Electronics, Inc. (Amex:
HBE), a turnkey provider of technology-based integrated electronic security solutions, today announced that James W. Power has been elected to the Board of Directors, effective December 14, 2005.

Mr. Power is President of J.W. Power & Associates with over 30 years of experience in the safety and security, and the on-line computer systems sectors. He has worked on various projects for both private industry groups and the government. His experience covers industrial relations, business and financial planning, marketing, systems planning and development, project management, and Fortune 100 corporate management. Mr. Power is the Chairman of the Board of Axium Technologies and serves on the Board of Directors of MDI Security Systems.

Mr. Power previously served of Chairman of the Board of RF Logics, ID Teck, and InfoGraphic Systems Corp., manufacturers of a complete line of proximity and smart card readers.

James Henry, Chief Executive Officer of Henry Bros. Electronics, said, "Mr. Power brings many years of security industry experience to HBE. He has played instrumental roles in supporting industrial security systems and data network control systems for commercial and government agencies, including aerospace and defense industry giants, energy companies, airports and military bases. As we continue to support our broad commercial and government agency client base with today's most advanced security solutions, we believe Mr. Power's expertise will help keep us on the cutting edge and help guide our business strategy going forward."

About Henry Bros. Electronics, Inc.
Henry Bros. Electronics, Inc. (Amex: HBE) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in California, Texas, Arizona, Colorado and New Jersey.
For more information, visit http://www.henrybroselectronics.com